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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person*

   Value Partners, Ltd.(1)
   Ewing and Partners(2)

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   (Last)               (First)                 (Middle)

   Suite 4660 West
   2200 Ross Avenue

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                                    (Street)
   Dallas,              Texas                   75201

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   (City)               (State)                 (Zip)


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2. Issuer Name and Ticker or Trading Symbol

   Miami Computer Supply Corporation ("MCSC")

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3. IRS or Social Security Number of Reporting Person

   (Voluntary)

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4. Statement for Month/Year

   January, 1998

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5. If Amendment, Date of Original (Month/Year)

   November, 1996

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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [   ]   Director                             [ X ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)

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7. Individual or Joint/Group Filing (Check Applicable Line)

   [   ]   Form filed by One Reporting Person
   [ x ]   Form filed by More than One Reporting Person

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



===================================================================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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


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Common Stock                          11/24/97         P              36,000            $13.50      767,127       D
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Common Stock                           1/14/98         P              50,000            $13.25      817,127       D
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Common Stock                                                                                          1,450       I          (3)
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                                                                                                     27,752       I          (4)
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
                                                                          (Over)
                                                                  SEC 1474(7-96)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly

* If the form is filed by more than one reporting person, see
  Instruction 4(b)(v).

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

====================================================================================================================================
                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    Form of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------


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

Explanation of Responses:
(1) Value Partners, Ltd. ("VP") is a Texas limited partnership and holds the shares of Common Stock directly.
(2) Ewing & Partners ("EP") is a Texas general partnership and is the general partner of VP.
(3) These shares are owned by the Timothy G. Ewing SARSEP IRA Account.
    Timothy G. Ewing is a general partner of EP.
(4) These shares are owned by the Timothy G. Ewing IRA Account. Timothy G. Ewing is a general partner of EP.


     Value Partners, Ltd.
     By: Ewing & Partners, General Partner                February 12, 1998
                                                          -------------------
         /s/ Timothy G. Ewing                                    Date
         -----------------------------------
         Signature of Reporting Person
         Timothy G. Ewing
         General Partner
         Ewing & Partners





  Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.